EXHIBIT A



         AGREEMENT, made this 10th day of February, 1994 by which the persons named below hereby consent to the joint filing of the attached Schedule 13G under the Securities Exchange Act of 1934 on behalf of each such person.






Daniel C. Maclean                                   THE DREYFUS CORPORATION
Daniel C. Maclean, Vice President
and General Counsel








Christine Pavalos                                         DREYFUS NEW LEADERS
Christine Pavalos, Assistant Secretary                    FUND, INC.




         The filing of this report shall not be construed as an admission that the reporting persons named above constitute a group.